CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee

Auto-Callable Securities due February 26, 2010 Based on the Value of the Goldman Sachs Commodity Agricultural Index® – Excess Return	$5,788,000	$177.69

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 180 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated February 21, 2007
Rule 424(b)(2)

$5,788,000

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Auto-Callable Securities due February 26, 2010
Based on the Value of
the Goldman Sachs Commodity Agricultural Index® – Excess Return

Unlike ordinary debt securities, the Auto-Callable Securities due February 26, 2010, Based on the Value of the Goldman Sachs Commodity Agricultural Index – Excess Return, which we refer to as the securities, do not pay interest and do not guarantee any return of principal at maturity. Instead, if the securities have not been subject to automatic redemption, at maturity you will receive for each $1,000 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the value of the Goldman Sachs Commodity Agricultural Index® – Excess Return, which we refer to as the index, over the term of the securities and on the final determination date, and which may be significantly less than the stated principal amount of the securities.

•	The stated principal amount of each security is $1,000.
•	We will not pay periodic interest on the securities.
•

If, on either of the first two determination dates, the closing value of the index is greater than the index closing value on February 21, 2007, which we refer to as the initial index value and the pricing date, respectively, the securities will be automatically redeemed for a cash payment on the eighth business day following the related determination date, the amount of which will vary depending on the applicable determination date:

o

if the index closing value on February 19, 2008, the first determination date, exceeds the initial index value, we will redeem the securities for $1,100 (corresponding to 110% of the stated principal amount), or

o

if the index closing value on February 17, 2009, the second determination date, exceeds the initial index value, we will redeem the securities for $1,200 (corresponding to 120% of the stated principal amount).

•	At maturity, if the securities have not previously been redeemed, you will receive for each $1,000 stated principal amount of securities that you hold, an amount of cash equal to:
o

$1,300 (corresponding to 130% of the stated principal amount) if the index closing value on February 17, 2010, which we refer to as the final index value and the final determination date, respectively, is greater than the initial index value, or

o

the $1,000 stated principal amount if the final index value is less than or equal to the initial index value and the index closing value has not decreased to or below the specified trigger level on any observation date (as defined below), or

o

$1,000 times the index performance factor, which will be less than or equal to 1.0, if the final index value is less than or equal to the initial index value and the index closing value has decreased to or below the specified trigger level on any observation date.

➢	The initial index value is 65.51792.
➢	The trigger level is 45.86254, or approximately 70% of the initial index value.
➢	The index performance factor will be equal to the final index value divided by the initial index value.
➢	The observation dates, with respect to the index, include each index business day during the period from but excluding the pricing date to and including the final determination date.
•	Investing in the securities is not equivalent to investing in the index or the commodities futures contracts underlying such index.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 61750VAC9.

You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”

The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE 100% PER SECURITY

	Price to	Agent’s	Proceeds to
	Public(1)	Commissions(1)(2)	Company

Per security	100%	2%	98%
Total	$5,788,000	$115,760	$5,672,240

(1)	The securities will be issued at $1,000 per security and the agent’s commissions will be $20.00 per security; provided that the price to public and the agent's commissions for any single transaction to purchase between $1,000,000 to $2,999,999 principal amount of securities will be $996.25 per security and $16.25 per security, respectively; for any single transaction to purchase between $3,000,000 to $4,999,999 principal amount of securities will be $994.375 per security and $14.375 per security, respectively; and for any single transaction to purchase $5,000,000 or more principal amount of securities will be $992.50 per security and $12.50 per security, respectively
(2)	For additional information see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Plan of Distribution.”

      No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The securities have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The securities may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     The agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

      (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

      (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

      (c) a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

      (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the Auto-Callable Securities due February 26, 2010, Based on the Value of the Goldman Sachs Commodity Agricultural Index – Excess Return, which we refer to as the securities, we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

     The securities offered are medium-term debt securities of Morgan Stanley. The return on the securities is linked to the performance of the Goldman Sachs Commodity Agricultural Index® – Excess Return (which we refer to as the index). Investors in the securities must be willing to accept the risk of loss of principal, and also be willing to forgo interest payments and potential returns above the specified returns, in exchange for the opportunity to receive the specified returns if the index has increased on any of the determination dates.

     The index is an index of certain agricultural commodities that we describe under “Description of Securities –The Index” below. “GSCI®” is a registered mark of Goldman, Sachs & Co., and has been licensed for use by Morgan Stanley.

Each security costs $1,000

We, Morgan Stanley, are offering Auto-Callable Securities due February 26, 2010, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based on the Value of the Goldman Sachs Commodity Agricultural Index® – Excess Return, which we refer to as the securities. The stated principal amount and issue price of each security is $1,000.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the securities reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities. See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of securities—Use of Proceeds and Hedging.”

No guaranteed return of principal; no interest

Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity. If the securities have not been redeemed prior to maturity, the final index value is less than or equal to the initial index value, and the index closing value has decreased to or below the specified trigger level on any observation date, we will pay to you an amount in cash per security that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decrease in the value of the index.

The initial index value is 65.51792, the index closing value on February 21, 2007, which we refer to as the pricing date.

The final index value will be the index closing value on February 17, 2010.

The trigger level for the index is 45.86254, or approximately 70% of the initial index value.

The observation dates, with respect to the index, include each index business day from but excluding the pricing date to and including the final determination date.

The securities will be automatically redeemed if the closing value of the index is higher than the initial index value on any determination date

If the closing value of the index on either of the first two determination dates is greater than the initial index value, the securities will be automatically redeemed for the early redemption payment on the eighth business day following the related determination date. The early redemption payment will be an amount of cash that will vary depending on the determination date:

•

If the index closing value on February 19, 2008, the first determination date, is greater than the initial index value, we will redeem each $1,000 stated principal amount of securities for $1,100 (corresponding to 110% of the stated principal amount), or

•

if the index closing value on February 17, 2009, the second determination date, is greater than the initial index value, we will redeem each $1,000 stated principal amount of securities for $1,200 (corresponding to 120% of the stated principal amount).

Payment at maturity depends on the value of the index

At maturity, if the securities have not previously been automatically redeemed, you will receive for each $1,000 stated principal amount of securities that you hold an amount of cash, that will vary depending upon the value of the index over the term of the securities and on the final determination date, equal to:

•	$1,300 (corresponding to 130% of the stated principal amount) if the index closing value on February 17, 2010, the final determination date, is greater than the initial index value,

•

the $1,000 stated principal amount if the index closing value on the final determination date is less than or equal to the initial index value and the index closing value has not decreased to or below the specified trigger level on any observation date, or

•

$1,000 times the index performance factor, which will be less than or equal to 1.0, if the index closing value on the final determination date is less than or equal to the initial index value and the index closing value has decreased to or below the specified trigger level on any observation date;

where,

index performance factor	=	final index value initial index value

Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to the $1,000 stated principal amount per security.

Beginning on PS-6, we have provided examples titled “Hypothetical Payouts on the Securities,” which explain in more detail the possible payouts on the securities at each early redemption date and at maturity assuming a variety of hypothetical index closing values on each determination date, including the final determination date. The table does not show every situation that can occur.

You can review the historical values of the index in the sections of this pricing supplement called “Description of Securities—Historical Information of the Index” on PS-25.

If a market disruption event occurs with respect to the index or one or more commodities futures contracts underlying the index, which we refer to as an index commodity, on any determination date or if a determination date is not an index business day, the applicable index closing value for the index on such determination date will be determined as described in “Description of Securities—Determination Dates.”

Investing in the securities is not equivalent to investing in the index or the commodities futures contract underlying such index.

Your return on the securities is limited by the early redemption feature and by the maximum payment at maturity

The appreciation potential of the securities is limited by the automatic redemption feature of the securities and by the maximum payment at maturity to a maximum of 10% per annum of the stated principal amount for each year that the securities are outstanding regardless of any greater positive performance of the index.

MS & Co. will be the Calculation Agent

We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior securities. As calculation agent, MS & Co. will determine the payment that you will receive at maturity.

Where you can find more information on the securities

The securities are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated January 25, 2006. We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—Fixed Rate Notes” and “—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.” You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in commodity index-linked notes such as the securities may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Description of Securities—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE SECURITIES

      The following examples illustrate the payout on the securities for a range of hypothetical index closing values on each of the three determination dates and, to illustrate the effect of the trigger level, a hypothetical index closing value on a random observation date on which we assume the lowest index closing value occurs.

These examples are based on the following hypothetical terms:
•	initial index value: 100
•	trigger level for the index: 70, which is 70% of the initial index value
•	early redemption payment:
	o	$1,100 if early redemption occurs in 2008
	o	$1,200 if early redemption occurs in 2009
•	payment at maturity if the final index value is greater than the initial index value: $1,300
•	stated principal amount (per security): $1,000

     In Examples 1 and 2, the values of the index fluctuate over the term of the securities and the index closes above the initial index value of 100 on one of the first two determination dates. However, each example produces a different early redemption payment because the index closing values exceed the initial index value on different determination dates. Because the index closing value exceeds the initial index value on one of the determination dates, the securities are automatically redeemed as of the corresponding determination date. Additionally, Example 3 illustrates that the decline of the index to or below the trigger level on a random observation date does not affect the payout if the securities are automatically redeemed on either of the first two determination dates.

Determination date, 2008	Example 1		Example 2		Example 3
	Hypothetical Index Value	Payout	Hypothetical Index Value	Payout	Hypothetical Index Value	Payout
	130	$1,100	86	—	88	—
Random observation date Determination date, 2009 Determination date, 2010	— — —	— — —	— 101 —	— $1,200 —	65 104 —	— $1,200 —
Total Payout:		$1,100 in 2008		$1,200 in 2009		$1,200 in 2009

•

In Example 1, the index closing value on the first determination date has increased to 130, which is 30% above the initial index value, and the securities are automatically redeemed for $1,100 per security, representing a 10% return on your investment. This increase is less than, and unrelated to, the simple return on the index of 30%.

•

In Example 2, the index closing value on the first determination date has decreased to 86, which is below the initial index value; therefore, the securities are not automatically redeemed and remain outstanding. On the second determination date, the index closing value has increased to 101, which is 1% above the initial index value, and the securities are automatically redeemed for $1,200 per security, representing a 20% return on your investment.

•

In Example 3, the index closing value on the first determination date has decreased to 88, which is below the initial index value; therefore, the securities are not automatically redeemed on the first determination date and remain outstanding. The index closing value on the random observation date has decreased to 65, which is 35% below the initial index value, and is below the trigger level, but on the second determination date, the index closing value has increased above the initial index value to 104, which is 4% above the initial index value; so the securities are automatically redeemed for $1,200 per security, representing a 20% return on your investment.

     In each of Examples 4, 5 and 6, the index closing value on the first and second determination date is less than or equal to the initial index value, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Determination date, 2008	Example 4		Example 5		Example 6
	Hypothetical Index Value	Payout at Maturity	Hypothetical Index Value	Payout at Maturity	Hypothetical Index Value	Payout at Maturity
	99	—	95	—	81	—
Random observation date Determination date, 2009 Determination date, 2010	65 100 150	— — $1,300	71 97 72	— — $1,000	69 99 78	— — $780
Total Payout:		$1,300		$1,000		$780

•

In Example 4, on the final determination date, the index closing value has increased 50% above the initial index value to 150, and the payment at maturity equals $1,300 per security, representing a 30% return on your investment. This increase is less than, and unrelated to, the simple return on the index of 50%. Even though on the random observation date the index closing value decreased below the trigger level, the payment at maturity is unaffected because the index closing value on the final determination date exceeds the initial index value.

•

In Example 5, on the final determination date, the index closing value has decreased 28% below the initial index value to 72. But, because the index closing value has not decreased to or below the trigger level on any observation date, the payment at maturity equals $1,000 per security, an amount equal to the $1,000 stated principal amount.

•

In Example 6, on the final determination date, the index closing value has decreased to 78, which is 22% below the initial index value. Because the index closing value of the index on the random observation date decreased to 69, which is 31% below the initial index value, and is below the trigger level, the payment at maturity equals the $1,000 stated principal amount times an index performance factor of 0.78, which results in a payment at maturity of $780 per security, representing a loss of 22% of the $1,000 stated principal amount.

RISK FACTORS

     The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, do not pay interest or guarantee any return of principal at maturity. Investing in the securities is not equivalent to investing directly in the index or its component commodities. This section describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest or guarantee return of principal

The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest on the securities or guarantee you the principal amount of the securities at maturity. Instead, if the securities have not previously been automatically redeemed, at maturity you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the value of the index as follows:

•

Only if the final index value on the final determination date is greater than the initial index value will you receive an amount in cash greater than the stated principal amount at maturity. The payment would be $1,300.

•

If the final index value is less than the initial index value and the index closing value has not decreased to or below the trigger level on any observation date, you will receive the $1,000 stated principal amount per security. The payment of only the $1,000 stated principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. See “Hypothetical Payouts on the Securities” on PS–6.

•

If the final index value is less than the initial index value and if the index closing value has decreased to or below the trigger level on any observation date, you will receive an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decrease in the value of the index. In such case, you may suffer a loss of a significant amount of your investment in the securities.

Your appreciation potential is limited; securities subject to early redemption

The appreciation potential of the securities is limited by the maximum payment at maturity to a maximum of 10% of the stated principal amount for each year that the securities are outstanding regardless of any greater positive performance of the index. In addition, the early redemption feature may limit the term of your investment to as short as one year.

The securities will not be listed

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. currently intends to act as a market maker for the securities but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the securities.

Market price of the securities may be influenced by many unpredictable factors

Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the value of the index on any day will affect the value of the securities more than any other single factor. However, because the payout on the securities is only directly correlated to the values of the index in certain circumstances, the securities will trade differently from the index. Other factors that may influence the value of the securities include:

•	the price of each of the commodities underlying the index at any time and, in particular, on the specified determination dates,

•	the volatility (frequency and magnitude of changes in value) of the commodities underlying the index,

•	the market prices of the commodities underlying the index and futures contracts on such commodities, and the volatility of such prices,

•	trends of supply and demand for the commodities underlying the index, at any time,

•	interest and yield rates in the market,

•	whether the index closing value has been at or below the trigger level on any observation date,

•

geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the commodities underlying the index or commodities markets generally and that may affect the final index value,

•	the time remaining until the next determination date(s) and the maturity of the securities, and

•	our creditworthiness.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial loss if on that date the value of the index is at or below the initial index value, especially if on any observation date the index closing value has fallen to or below the trigger level.

You cannot predict the future performance of the index based on its historical performance. The value of the index may decrease so that you will receive at maturity a payment that is less than the principal amount of the securities by an amount proportionate to the decrease in the value of the index. There can be no assurance that the value of the index will have increased on any determination date so that you will receive at maturity or on any earlier redemption date an amount that is greater than the principal amount of your investment.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Adjustments to the index could adversely affect the value of the notes

Goldman, Sachs & Co., which we refer to as GS & Co., is responsible for calculating and maintaining the index. GS & Co. can add, delete or substitute the contracts underlying the index or make other methodological changes that could change the value of the index. GS & Co. may discontinue or suspend calculation or dissemination of the index. Any of these actions could adversely affect the value of the securities.

GS & Co. may discontinue or suspend calculation or publication of the index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.

Prices for the commodities underlying the index may change unpredictably and affect the value of the notes in unforeseeable ways

Investments, such as the securities, linked to a commodity based index, are considered speculative, and the level of a commodity based index, and related contracts may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, pestilence, technological change, weather, and agricultural, trade fiscal, monetary and exchange control policies. The price volatility of each commodity underlying the index also affects the value of the forwards and forward contracts related to that commodity and therefore its price at any such time. These factors may affect the prices of the commodities underlying the index and may cause the prices for such commodities to move in inconsistent directions and at inconsistent rates which will affect the value of the securities in varying ways.

Specific commodities prices are volatile and are affected by numerous factors specific to each market

The index is a global production weighted index of certain agricultural commodities in the world economy. Global agricultural commodity prices are primarily affected by the global demand for and supply of those commodities, but is also significantly influenced by speculative actions and by currency exchange rates. In addition, prices for agricultural commodities are affected by governmental programs and policies regarding agriculture, specifically, and trade, fiscal and monetary issues, more generally. Extrinsic factors also affect agricultural commodity prices such as weather, disease and natural disasters.

Suspension or disruptions of market trading in the commodities underlying the index and related futures markets may adversely affect the value of the securities

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the commodities underlying the index and, therefore, the value of the securities.

The index may in the future include contracts that are not traded on regulated futures exchanges

The index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). At present, the index continues to be comprised exclusively of regulated futures contracts. As described below, however, the index may in the future include over- the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the index may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Higher future prices of commodities included in the index relative to their current prices may decrease the amount payable at maturity

The index is composed of futures contracts on physical agricultural commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the futures contracts that comprise the index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” While many of the contracts included in the index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities included in the index have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the index and, accordingly, decrease the payment you receive at maturity.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the securities.

As calculation agent, MS & Co. will calculate the payment we will pay to you at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the index, may affect the payout to you at maturity. See the sections of this pricing supplement called “Description of securities—Market Disruption Event” and “—Discontinuance of the Index; Alteration of Method of Calculation.”

The original issue price of the securities includes the agent’s commissions and certain costs of hedging our obligations under the securities. The subsidiaries through which we hedge our obligations under the securities expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the value of the index

MS & Co. and other affiliates of ours have carried out and will carry out hedging activities related to the securities (and possibly to other instruments linked to the index), including trading in futures and options contracts on any commodity underlying the index, as well as in other instruments related to the index. MS & Co. and some of our other subsidiaries also trade the commodities underlying the index, and other financial instruments related to the index and those underlying commodities on a regular basis as part of their general commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have affected the value of the index and, as a result, could have increased the level at which the index must close before you receive a payment at maturity or upon automatic redemption that exceeds the stated principal amount of the securities. In addition, such hedging or trading activities during the term of the securities could potentially affect the value of the index on the determination dates and, accordingly, whether we redeem the securities and the amount of cash you will receive at maturity.

Tax treatment

Although the U.S. federal income tax consequences of an investment in the securities are uncertain, the securities generally should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

You should also consider the U.S. federal income tax consequences of investing in the securities. Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities supersede the discussions contained in the accompanying prospectus supplement. Subject to the discussion under “United States Federal Taxation” in this pricing supplement, the securities should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the securities, the timing and character of income on the securities might differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Securities” refers to each $1,000 stated principal amount of our Auto-Callable securities due February 26, 2010 Based on the Value of the Goldman Sachs Commodity Agricultural Index® – Excess Return. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$5,788,000

Pricing Date	February 21, 2007

Original Issue Date (Settlement Date)	February 28, 2007

Maturity Date	February 26, 2010

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$1,000 per Security

CUSIP Number	61750VAC9

Denominations	$1,000 and integral multiples thereof

Early Redemption

If the Index Closing Value on any of the first two Determination Dates is greater than the Initial Index Value, we will redeem all of the Securities on the eighth Business Day following such Determination Date (in each case, the “Early Redemption Date”) for the Early Redemption Payment.

Early Redemption Payment	The Early Redemption Payment will equal:

•	$1,100 (corresponding to 110% of the Stated Principal Amount), if Early Redemption occurs in 2008, or
•	$1,200 (corresponding to 120% of the Stated Principal Amount), if Early Redemption occurs in 2009.

Payment at Maturity	Unless the Securities have been previously automatically redeemed, you will receive for each $1,000 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to:

•	$1,300 (corresponding to 130% of the Stated Principal Amount), if the Final Index Value is greater than the Initial Index Value, or

•

the $1,000 Stated Principal Amount, if the Final Index Value is less than or equal to the Initial Index Value and the Index Closing Value has not decreased to or below the Trigger Level on any Observation Date, or

•

the $1,000 Stated Principal Amount of each Security times the Index Performance Factor, if the Final Index Value is less than or equal to the Initial Index Value and the Index Closing Value has decreased to or below the Trigger Level on any Observation Date. Because the Index Performance Factorwill be less than or equal to 1.0, this payment will be lessthan or equal to $1,000.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to DTC of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each Security on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Initial Index Value Final Index Value	65.51792, the Index Closing Value on the Pricing Date. The Index Closing Value on the final Determination Date, as determined by the Calculation Agent.

Index Performance Factor	The Index Performance Factor equals the Final Index Value divided by Initial Index Value, as described by the following formula:

Index Performance Factor	=	Final Index Value Initial Index Value

Trigger Level Index Closing Value

45.86254, which is approximately 70% of the Initial Index Value.

On any day, the official settlement price of the Goldman Sachs Commodity Agricultural Index® – Excess Return as published by Goldman, Sachs & Co.(“GS & Co”). or its successor, and as displayed on the Reference Source.

Observation Dates

Each Index Business Day during the period from but excluding the Pricing Date to and including the final Determination Date; subject to adjustment for non-Trading Days or a Market Disruption Event as described in “Determination Dates” below.

Reference Source

Reuters page GSCK, or any other display page or heading that may replace that display page or heading on Reuters and any successor service thereto.

If the official settlement price as displayed by the Reference Source differs from that as published by GS & Co. or its successor, the official settlement price as published by GS & Co. or its successor will prevail.

Determination Dates

February 19, 2008, February 17, 2009 and February 17, 2010, subject to adjustment for non-Trading Days or a Market Disruption Event as described in the following paragraphs.

In respect of the Index: (a) if a Market Disruption Event occurs on a Determination Date or Observation Date, as applicable, with respect to the Index or one or more commodities futures contract underlying the Index (an “Index Commodity”), the Calculation Agent will calculate the value of the Index for such Determination Date or Observation Date, as applicable, using (i) for each Index Commodity which did not suffer a Market Disruption Event the official settlement price on that date of each such Index Commodity and (ii) subject to the paragraph below, for each Index Commodity which did suffer a Market Disruption Event on such date, the official settlement price of that Index Commodity on the next Trading Day on which no Market Disruption Event occurs with respect to such Index Commodity. In calculating the value of the Index for the purposes of this paragraph, the Calculation Agent will use the formula for calculating the Index last in effect prior to the relevant Determination Date or Observation Date, as applicable; provided that if the relevant Market Disruption Event in respect of the Index is due to a Material Change in Formula, the Calculation Agent will use the formula last in effect prior to that Market Disruption Event; or (b) if a Determination Date is not an Index Business Day, the value of the Index in respect of such Determination Date will be the value of the Index on the next succeeding Index Business Day, subject to the Market Disruption Event provisions described herein.

If a Market Disruption Event in respect of an Index Commodity has occurred on each of the five consecutive Trading Days immediately succeeding a Determination Date or Observation Date, as applicable, the Calculation Agent will determine the applicable Index Commodity’s price for such Determination Date or Observation Date, as applicable, on such fifth succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price. If such quotations are provided as requested, the relevant price shall be the arithmetic mean of such quotations. If fewer than three quotations are provided as requested, the relevant price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Trading Day

In respect of each Index Commodity, a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange for such Index Commodity is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Index Business Day	Any day on which the official settlement price of the Index is published.

Book Entry Note or Certificated Note

Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the Securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Form of Securities—Global Securities— Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note Trustee	Senior The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent Calculation Agent

MS & Co.

MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

All dollar amounts related to determination of the amount of cash payable per Security will be made by the Calculation Agent and will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upwards (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing Value or whether a Market Disruption Event has occurred. See “—Discontinuance of the Index; Alteration of Method of Calculation” and “—Market Disruption Event” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means:

(i) with respect to the Index or any Index Commodity, any of a Price Source Disruption or Disappearance of Commodity Reference Price,

(ii) with respect to any Index Commodity, any of a Trading Disruption or Tax Disruption, or (ii) with respect to the Index, a Material Change in Formula or Material Change in Content.

Price Source Disruption

Price Source Disruption means (a) with respect to the Index, either (i) the temporary failure of GS & Co. to announce or publish the official settlement price of the Index (or the price of any Successor Index, if applicable), or the information necessary for determining such price (or the price of any Successor Index, if applicable) or (ii) the temporary discontinuance or unavailability of the Index, and (b) with respect to any Index Commodity, either (i) the failure of the Relevant Exchange to announce or publish the relevant price for the relevant Index Commodity or (ii) the temporary or permanent discontinuance or unavailability of the relevant price as published by the Relevant Exchange.

Disappearance of Commodity
Reference Price

Disappearance of Commodity Reference Price means (a) with respect to the Index, the disappearance or permanent discontinuance or unavailability of the official settlement price of the Index, notwithstanding the availability of the price source or the status of trading in the relevant Index Commodities or futures contracts related to the relevant Index Commodities, and (b) with respect to any Index Commodity, either (i) the failure of trading to commence, or the permanent discontinuance of trading, in such Index Commodity or futures contracts related to such Index Commodity on the Relevant Exchange for such Index Commodity or (ii) the disappearance of, or of trading in, the relevant Index Commodity.

For purposes of this definition, a discontinuance of publication of the Index shall not be a Disappearance of Commodity Reference Price if MS & Co. shall have selected a Successor Index in accordance with “–Discontinuance of the Index; Alteration of Method of Calculation” below.

Trading Disruption	Trading Disruption means the material suspension of, or material limitation imposed on, trading in any of the Index Commodities on the Relevant Exchange for such Index Commodity.

Tax Disruption

Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, any Index Commodity (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the date of this pricing supplement, if the direct effect of such imposition, change or removal is to raise or lower the price on any day that would otherwise be a Determination Date or an Observation Date from what it would have been without that imposition, change or removal.

Material Change in Formula	Material Change in Formula means, with respect to the Index, the occurrence since the date of this pricing supplement of a material change in the formula for, or the method of calculating, the official settlement price of the Index.

Material Change in Content	Material Change in Content means, with respect to the Index, the occurrence since the date of this pricing supplement of a material change in the content, composition or constitution of the Index.

Relevant Exchange

Relevant Exchange means, with respect to an Index Commodity, the primary exchange or market for trading such Index Commodity or, if such Relevant Exchange is no longer the principal exchange or trading market for such Index Commodity, such exchange or principal trading market for such Index Commodity which serves as the source of prices for such Index Commodity and any principal exchanges where options or futures contracts on such commodities are traded.

Alternate Exchange Calculation
in Case of an Event of Default

In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as if the date of acceleration were the final Determination Date; provided, that if the Index Closing Value on the date of acceleration is greater than the Initial Index Value, the amount declared due and payable per Security shall be an amount calculated as if the date of acceleration were the next succeeding Determination Date.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Discontinuance of the Index;
Alteration of Method of Calculation

If GS & Co. permanently discontinues publication of the Index and GS & Co. or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent value for the Index will be determined by reference to such Successor Index at the regular official weekday close of the principal trading session of the relevant exchange or market for the Successor Index on any Observation Date or any Determination Date.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Securities, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If GS & Co. discontinues publication of the Index prior to, and such discontinuance is continuing on, any Determination Date or any Observation Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such date, then the Calculation Agent will determine the value of the Index on such date using the formula for calculating the Index last in effect prior to such discontinuance.

If the method of calculating the Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), and the Calculation Agent, in its sole discretion, determines that such modification is not a Material Change in Formula, then the Calculation Agent will adjust such index in order to arrive at a price of the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

The Index

We have derived all information regarding the Index, the Goldman Sachs Commodity Index® – Excess Return (the “GSCI®- ER”) and the Goldman Sachs Commodity Index® (the “GSCI®”) contained in this pricing supplement, including, without limitation, its make-up and method of calculation from publicly available information. The Index was developed, and is calculated, maintained and published daily, by GS & Co. We make no representation or warranty as to the accuracy or completeness of such information.

The Index is a sub-index of the GSCI®-ER and represents only the agricultural components of the GSCI®-ER. The value of the Index on any given day is calculated in the same manner as the GSCI®- ER except that (i) the daily contract reference prices, the contract production weight (“CPW”) and roll weights use in performing such calculations are limited to those of the GSCI® commodities included in the Index; and (ii) the Index has a separate normalizing constant.

The GSCI® commodities included in the Index and their dollar weightings on February 21, 2007 are:

Commodity	Weighting
Wheat	23%
Red Wheat	8%
Corn	31%
Soybeans	15%
Cotton	6%
Sugar	10%
Coffee	6%
Cocoa	2%

The components of the Index and their relative weightings, among other matters, may change during the term of the notes.

The GSCI®-ER

The GSCI®-ER is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy. The GSCI®-ER was established in May 1991 and represents the return of a portfolio of commodity futures contracts included in the GSCI®, the composition of which, on any given day, reflects the CPW and “roll weights” of the contracts included in the GSCI® (discussed below).

Value of the GSCI®-ER

The value of the GSCI®-ER on any given day is equal to the product of (i) the value of the GSCI®-ER on the immediately preceding day multiplied by (ii) one plus the contract daily return on the day on which the calculation is made. The value of the GSCI®-ER is indexed to a normalized value of 100 on January 2, 1970.

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the GSCI®, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight,” divided by the total dollar weight of the GSCI® on the preceding day, minus one.

The total dollar weight of the GSCI® is the sum of the dollar weight of each of the underlying commodities. The dollar weight of each such commodity on any given day is equal to (i) the daily contract reference price, (ii) multiplied by the appropriate CPWs and, (iii) during a roll period, the appropriate “roll weights” (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of GS & Co., reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided that, if the price is not made available or corrected by 4:00 P.M. New York City time, GS & Co. may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant GSCI® calculation.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. Since the GSCI® is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the GSCI® also takes place over a period of days at the beginning of each month (referred to as the “roll period”). On each day of the roll period, the “roll weights” of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the GSCI® is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If any of the following conditions exists on any day during a roll period, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist: (i) no daily contract reference price is available for a given contract expiration; (ii) any such price represents the maximum or minimum price for such contract month, based on exchange price limits; (iii) the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time (in such event, GS & Co. may determine a daily contract reference price and complete the relevant portion of the roll based on such price, but must revise the portion of the roll if the trading facility publishes a price before the opening of trading on the next day); or (iv) trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll will be effected in its entirety on the next day on which such conditions no longer exist.

The GSCI®

The GSCI® is an index on a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria. The GSCI® is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the GSCI® are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the GSCI® are weighted, on a production basis, to reflect the relative significance (in the view of GS & Co., in consultation with the Policy Committee, as described below) of such commodities to the world economy. The fluctuations in the value of the GSCI® are intended generally to correlate with changes in the prices of such physical commodities in global markets. The GSCI® was established in 1991 and has been normalized such that its hypothetical level on January 2, 1970 was 100. Futures contracts on the GSCI®, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

Set forth below is a summary of the composition of and the methodology currently used to calculate the GSCI®. The methodology for determining the composition and weighting of the GSCI® and for calculating its value is subject to modification in a manner consistent with the purposes of the GSCI®, as described below. GS & Co. makes the official calculations of the GSCI®. At present, this calculation is performed continuously and is reported on Reuters page, GSCI®, and is updated on Reuters at least once every three minutes during business hours on each Index Business Day.

The Policy Committee established by GS & Co. to assist it in connection with the operation of the GSCI® generally meets once each year to discuss the composition of the GSCI®. The Policy Committee may, if necessary or practicable, meet at other times during the year as issues arise that warrant its consideration.

Composition of the GSCI®

In order to be included in the GSCI® a contract must satisfy the following eligibility criteria:

  The contract must be in respect of a physical commodity and not a financial commodity.

  The contract must (a) have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and (b) at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and (c) be traded on a trading facility which allows market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations included in the GSCI® that, at any given point in time, will be involved in rolls to be effected pursuant to the GSCI®.

  The commodity must be the subject of a contract that is (a) denominated in U.S. dollars and (b) traded on or through an exchange, facility or other platform (referred to as a trading facility) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that meets other criteria relating to the availability of market price quotations and trading volume information, acceptance of bids and offers from multiple participants or price providers and accessibility by a sufficiently broad range of participants.

  The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the daily contract reference price) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the GSCI®.

  At and after the time a contract is included in the GSCI®, the daily contract reference price for such contract must be published between 10:00 AM. and 4:00 P.M., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded.

  For a contract to be eligible for inclusion in the GSCI®, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

  Contracts must also satisfy volume trading requirements and certain percentage dollar weight requirements to be eligible for inclusion in the GSCI®.

The contracts currently included in the GSCI® are all futures contracts traded on the New York Mercantile Exchange, Inc., the International Petroleum Exchange, the Chicago Mercantile Exchange, the Chicago Board of Trade, the Coffee, Sugar & Cocoa Exchange, Inc., the New York Cotton Exchange, the Kansas City Board of Trade, the Commodities Exchange, Inc. and the London Metal Exchange.

Calculation of the GSCI®

The value of the GSCI® on any given day is equal to the total dollar weight of the GSCI® divided by a normalizing constant that assures the continuity of the GSCI® over time.

Contract Expirations

Because the GSCI® is composed of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.” The contract expirations included in the GSCI® for each commodity during a given year are designated by GS & Co., in consultation with the Policy Committee, provided that each such contract must be an “active contract.” An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the GSCI® will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by GS & Co. If a trading facility ceases trading in all contract expirations relating to a particular contract, GS & Co. may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the GSCI®. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the GSCI®.

Historical Information

The following table sets forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the Index for each quarter in the period from January 1, 2002 through February 21, 2007. The Index Closing Value of the Index on February 21, 2007 was 65.51792. The first graph following the table sets forth the historical performance of the Index for the period from January 1, 2002 through February 21, 2007 and the second graph sets forth the percentage change in the value of the Index over the past five years. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.

The historical values of the Index should not be taken as an indication of future performance, and no assurance can be given as to the levels of the Index on any Observation Date or Determination Date.

The Index Closing Value may decrease to or below the Trigger Level on any Observation Date and the Index may close on the final Determination Date below its Initial Index Value so that the Payment at Maturity will be less than the Stated Principal Amount of the Securities. We cannot give you any assurance that the value of the Index will increase so that at maturity or early redemption you will receive a payment in excess of the Stated Principal Amount of the Securities. Your return is linked to the value of the Index on the Determination Dates and, in certain circumstances, on the Observation Dates.

If the Securities have not previously been automatically redeemed, and the Index Closing Value has decreased to or below its specified Trigger Level on any Observation Date and the Final Index Value is less than its Initial Index Value, you will lose money on your investment.

	Goldman Sachs Commodity Agricultural
	Index® – Excess Return
	January 1, 2002 through February 21, 2007

	High	Low	Period End

2002
First Quarter	72.32	65.85	68.00
Second Quarter	71.51	63.79	71.51
Third Quarter	86.90	72.13	81.47
Fourth Quarter	83.70	75.53	75.53
2003
First Quarter	78.46	71.85	73.16
Second Quarter	77.99	71.26	71.39
Third Quarter	77.06	70.42	76.20
Fourth Quarter	83.17	73.85	79.68
2004
First Quarter	91.90	81.06	88.71
Second Quarter	90.92	73.29	74.22
Third Quarter	73.84	63.32	63.32
Fourth Quarter	64.08	60.90	62.74
2005
First Quarter	71.28	60.06	66.04
Second Quarter	67.05	61.26	63.45
Third Quarter	67.27	58.49	60.51
Fourth Quarter	62.56	56.86	62.20
2006
First Quarter	67.51	61.44	64.03
Second Quarter	67.02	60.27	62.61
Third Quarter	64.67	55.40	58.06
Fourth Quarter	68.44	57.13	67.20
2007
First Quarter (through
February 21, 2007)	67.52	62.17	65.52

Goldman Sachs Commodity Agricultural Index® – Excess Return
Index Performance
January 1, 2002 through February 21, 2007

Goldman Sachs Commodity Agricultural Index® – Excess Return
Percentage Change in Value of the Index
February 21, 2002 through February 21, 2007

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries. The original issue price of the Securities includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by taking positions in the commodities, underlying the Index, in futures or options contracts on such commodities listed on major securities markets. Such purchase activity could have increased the value of the Index, and, therefore, effectively increased the level at which the Index must prevail on the Determination Dates before you would receive upon an early redemption or at maturity a payment that exceeds the Stated Principal Amount of the Securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Determination Dates, by purchasing and selling the commodities underlying the Index or futures or options contracts on such commodities listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Determination Dates. We cannot give any assurance that our hedging activities have not affected and will not affect the value of the Index and, therefore, adversely affect the value of the Securities or the payment that you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution

Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Securities set forth on the cover of this pricing supplement. The Agent proposes initially to offer the

Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $996.25 per Security and the agent’s commissions will be $16.25 per Security for purchasers of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of Securities, the price will be $994.375 per Security and the agent’s commissions will be $14.375 per Security for purchasers of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of Securities and the price will be $992.50 per Security and the agent’s commissions will be $12.50 per Security for purchasers of greater than or equal to $5,000,000 principal amount of Securities. The Agent may allow a concession not in excess of the applicable sales commission to other dealers, which may include Morgan Stanley DW, Inc., Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG; provided that concessions allowed to dealers in connection with the offering may be reclaimed by the Agent, if, within 30 days of the offering, the Agent repurchases the Securities distributed by such dealers. After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Securities against payment therefor in New York, New York on February 28, 2007, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Securities. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Securities more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities in the open market to stabilize the price of the Securities. Finally, the Agent expects to reclaim any selling concessions allowed to a dealer for distributing the Securities in the offering, if within 30 days of the offering the Agent repurchases previously distributed Securities in transactions to cover short positions or to stabilize the price of the Securities or otherwise. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non- U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian securities Commission). The Securities may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of securities maintained by the Mexican National Banking and securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

License Agreement between Goldman
Sachs & Co. and Morgan Stanley

The Securities are not sponsored, endorsed, sold or promoted by GS & Co. GS & Co. makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the Goldman Sachs Commodity Index (“GSCI® Index”) to track general commodity market performance. GS & Co.’s only relationship to Morgan Stanley is the licensing of the GSCI® Index, which is determined, composed and calculated by GS & Co. without regard to the Licensee or the Securities. GS & Co. has no obligation to take the needs of Morgan Stanley or the owners of the Securities into consideration in determining, composing or calculating the GSCI® Index. GS & Co. is not responsible for, and has not participated in, the determination of the timing of prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities is to be converted into cash. GS & Co. has no obligation or liability in connection with the administration, marketing or trading of the Securities.

GS & CO. DOES NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATE INCLUDED THEREIN. GS & CO. MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE OWNERS OF THE PRODUCT(S) OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE GSCI®INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. GS & CO. MAKES NOT EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE GSCI® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL GS & CO. HAVE ANY LIABILITY FOR ANY SPECIAL PUNITIVE INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

ERISA Matters for Pension Plans
and Insurance Companies

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) (“MSDWI”), may be each considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing the Securities on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section

406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company). Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non- exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above. The sale of any securities to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Income Taxation

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities. This discussion only applies to initial investors in the Securities who:

•	purchase the Securities at their “issue price”; and

•	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a particular holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities, commodities, or foreign currencies;

•

investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction or who hold the Securities as part of a constructive sale transaction or constructive ownership transaction;

•	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	tax exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;

•	persons subject to the alternative minimum tax;

•	nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or

•	Non-U.S. Holders, as defined below, for whom income or gain in respect of the Securities is effectively connected with a trade or business in the United States.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. Persons considering the purchase of the Securities are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

The Securities should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including alternative characterizations of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization and treatment of the Securities described above.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term U.S. Holder also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization of the Securities as set forth above is respected, Tax Counsel believes that the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale, exchange or early redemption as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities will equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange, Early Redemption or Settlement of the Securities. Upon a sale, exchange or early redemption of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, early redemption or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged, redeemed or settled. Any capital gain or loss recognized upon sale, exchange, early redemption or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Debt Regulations”).

If the IRS were successful in asserting that the Contingent Payment Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Payment Debt Regulations do not apply to the Securities, other alternative federal income tax characterizations of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section only applies to you if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such holder is urged to consult his or her own tax advisors regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of the Securities.

Tax Treatment upon Sale, Exchange, Early Redemption or Settlement of Securities

In general. Assuming the characterization of the Securities as set forth above is respected, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of the Securities were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under section 881(c)(3)(A) of the Code; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of the Securities (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange, early redemption or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The certification procedures described above under “—Tax Treatment upon Sale, Exchange, Early Redemption or Settlement of Securities — Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.